Exhibit 99.1

NEXGEL Appoints Adam Drapczuk as Chief Financial Officer

Mr. Drapczuk Brings Nearly Two Decades of Healthcare Experience to NEXGEL, Successfully Leading Companies Through the IPO Process to Full-Scale Commercialization

LANGHORNE, Pa. – June 1, 2021 – NEXGEL, Inc. (“NEXGEL” or the “Company”), a leading provider of ultra-gentle, high-water-content hydrogels for healthcare and consumer applications, today announced that it has appointed Adam Drapczuk as Chief Financial Officer, effective immediately. Mr. Drapczuk is a seasoned healthcare executive who has led successful strategic financial initiatives for both privately held and public companies.

“Adam’s proven track record in leading companies through the IPO process to full-scale commercial operations will play a pivotal role in structuring NEXGEL’s business for long-term success,” said Adam Levy, NEXGEL CEO. “As we move through the regulatory process for upcoming products, Adam’s deep industry network, along with his extensive experience with commercializing assets, will ensure that each NEXGEL product is well-positioned to enter the market and achieve success.”

Prior to joining NEXGEL, Mr. Drapczuk served as Financial Controller for R-Pharm US, a fully integrated specialty pharmaceutical company focused on commercial opportunities to treat cancer and chronic immune diseases. He also served as Vice President of Finance, CFO, for Inpellis, Inc.; Controller and Director of Finance for Tris Pharma; and Director of Finance for West-Ward Pharmaceuticals Corp. Mr. Drapczuk began his career in accounting and finance at KPMG LLP, servicing the firm’s assurance clients.

“With several upcoming new products developed specifically for the medical community, as well as various cosmetic products geared toward the consumer market, NEXGEL is at a pivotal moment in the Company’s history as it approaches a number of important near-term milestones,” added Mr. Drapczuk. “I look forward to working closely with Adam and the rest of the NEXGEL management team to take the Company to the next level and further position NEXGEL as the leader in advanced hydrogel solutions across the board.”

Mr. Drapczuk received his B.S. in accounting at Susquehanna University in Selinsgrove, Pa.

About NEXGEL, INC.
NEXGEL is a leading provider of ultra-gentle, high-water-content hydrogels for healthcare and consumer applications. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. NEXGEL has formulated more than 200 different combinations to bring natural ingredients to gentle skin patches that can be worn for long periods of time with little to no irritation.

Investor Contacts:

Valter Pinto / Nick Staab

KCSA Strategic Communications

212.896.1254 / 212.896.1254

valter@kcsa.com / nstaab@kcsa.com

Media Contacts:

Caitlin Kasunich / Raquel Cona
KCSA Strategic Communications
212.896.1241 / 516.779.2630
ckasunich@kcsa.com / rcona@kcsa.com